Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
100 N. Sepulveda Blvd.
Suite 1050
El Segundo, CA 90245
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay Sr. Executive Vice President and Chief Financial Officer 310.606.4706	Steve Iaco Sr. Managing Director of Corporate Communications 212.984.6535	Shelley Young Director of Investor Relations 212.984.8359

CB RICHARD ELLIS GROUP, INC. REPORTS EARNINGS PER SHARE UP 43% FOR THE FOURTH QUARTER AND 82% FOR FULL-YEAR 2005

2005 FULL-YEAR REVENUE GROWS 23% TO $2.9 BILLION

Los Angeles, CA – February 1, 2006 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported full-year 2005 revenue of $2.9 billion, up 23% over the prior year, and diluted earnings per share of $2.84 for the year ended December 31, 2005, compared with $0.91 for the year ended December 31, 2004.  Excluding one-time charges, full-year 2005 diluted earnings per share was $3.00, an increase of 82% from $1.65 in the prior year.

Fourth Quarter Highlights

For the fourth quarter of 2005, the Company generated revenue of $956.0 million, up 19.8% over the $798.2 million posted in the fourth quarter of 2004.  The Company reported net income of $95.4 million, or $1.24 per diluted share, in the fourth quarter of 2005 compared with net income of $66.4 million, or $0.88 per diluted share in the fourth quarter of 2004.

Excluding one-time items, the Company would have earned net income(1) of $99.9 million, or $1.29 per diluted share in the fourth quarter of 2005, an increase of 46.1% and 43.3%, respectively, compared with net income of $68.4 million, or $0.90 per diluted share in the fourth quarter of 2004.

Revenue

The fourth quarter revenue increase of 19.8% reflects improved performance across all of the Company’s business lines.  A steady leasing market recovery, combined with increased revenue from our investment management operations and continued investment sales strength, fueled the double-digit growth.

EBITDA(2)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) totaled $186.2 million for the fourth quarter of 2005, an increase of $51.8 million, or 38.5%, from the same quarter last year.  The increased EBITDA reflects strength across all of the Company’s business lines and continued cost control.

Interest Expense

Interest expense totaled $13.5 million for the fourth quarter of 2005, a decrease of $0.6 million, or 4.5%, compared with the same quarter last year.  The decrease was primarily driven by the interest savings realized from the repurchase of outstanding bonds in the open market during the first three quarters of 2005.

Full-Year Results

Full-year revenue was $2.9 billion for the year ended December 31, 2005, up $545.5 million, or 23.1%, compared to the prior year.  The Company reported net income of $217.3 million, or $2.84 per diluted share, for the year ended December 31, 2005 compared to net income of $64.7 million, or $0.91 per diluted share, in the prior year.

Excluding one-time items, the Company would have earned net income of $229.9 million, or $3.00 per diluted share, for the year ended December 31, 2005 up 95.0% and 81.8%, respectively, over net income of $117.9 million, or $1.65 per diluted share, for the year ended December 31, 2004.

Full-year EBITDA was $454.2 million for the year ended December 31, 2005, up $208.8 million or 85.1% compared to the prior year.

Management’s Commentary

“2005 was a strong year for CB Richard Ellis,” said Brett White, the Company’s President and Chief Executive Officer.  “We benefited from robust flows of investment capital into commercial real estate, as well as a steady strengthening of leasing market fundamentals on a global basis.  Just as important, however, was the success of our people in seizing increased market share by harnessing our extensive service offering, worldwide reach, premier brand equity and broad knowledge base. This powerful combination remains in place as we enter 2006 with a growing client base, increasing market share, favorable macro-market conditions and good momentum overall.”

Fourth-Quarter Segment Highlights

Americas Region

Fourth quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 15.3% to $624.0 million, compared with $541.1 million for the fourth quarter of 2004.  This increase was mainly attributable to improved leasing activity, continued high volume of investment sales, increased appraisal/valuation activities, and higher loan origination and servicing fees.

Operating income for the Americas region totaled $75.7 million for the fourth quarter of 2005, compared with $58.1 million for the fourth quarter of 2004.  The $17.6 million increase was mainly driven by double-digit revenue growth.  Excluding the impact of one-time items, operating income for the Americas region would have been $76.6 million for the fourth quarter of 2005, an increase of $13.7 million, or 21.8%, as compared to the fourth quarter of last year.  The Americas region’s EBITDA totaled $88.5 million for the fourth quarter of 2005, an increase of $15.0 million, or 20.4%, from last year’s fourth quarter.

EMEA Region

Revenue for the EMEA region, mainly consisting of operations in Europe, increased 31.4% to $219.3 million for the fourth quarter of 2005, compared with $166.8 million for the fourth quarter of 2004.  Operating income for the EMEA segment totaled $56.9 million for the fourth quarter of 2005, compared with $31.9 million for the same period last year.   Excluding one-time items incurred in the prior year quarter, operating income increased $24.5 million, or 75.4%, as compared to the fourth quarter of 2004.  EBITDA for the EMEA region totaled $60.4 million for the fourth quarter of 2005, an increase of $26.2 million, or 76.8%, from last year’s fourth quarter.  These improvements were primarily driven by a continued strong investment sales environment as well as higher leasing activities.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $56.4 million for the fourth quarter of 2005, an 11.8% increase from $50.4 million for the fourth quarter of 2004.  Operating income for the Asia Pacific segment totaled $10.0 million for the fourth quarter of 2005, compared with $9.2 million for the same period last year, an increase of 7.9%. EBITDA for the Asia Pacific segment totaled $11.2 million for the current quarter, an increase of $1.2 million, or 11.6%, from the fourth quarter of 2004. The year-over-year fourth quarter improvement continues to reflect increased business activity throughout the region.  The Asia Pacific segment did not incur any one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $56.4 million for the fourth quarter of 2005, compared with $39.8 million in the fourth quarter of 2004.  This increase was mainly due to revenue earned in the U.S as a result of the liquidation of certain funds.  Operating income for this segment totaled $16.3 million for the fourth quarter of 2005, compared with operating income of $11.0 million for the same period last year, an increase of 48.5%.  EBITDA for the Global Investment Management segment totaled $26.2 million for the fourth quarter of 2005, an increase of $9.4 million, or 56.2%, from last year’s same period results.  The improved performance was mainly attributable to $28.0 million of revenue from funds liquidating (carried interest revenue) in the fourth quarter, offset by approximately $15.1 million of additional incentive compensation expense recognized for dedicated executives and team leaders associated with the carried interest programs.  For the full-year 2005, the Company recorded a total of $35.9 million of incentive compensation expense related to carried interest revenue, part of which pertained to the $28.0 million of revenue recognized in the fourth quarter of 2005 with the remainder (approximately $19.3 million) relating to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain financial hurdles are met.  The Company expects that income it will recognize from funds liquidating in 2006 and future years will more than offset the $19.3 million accrued incentive compensation expense previously recognized.  The Global Investment Management segment did not incur any one-time costs in the current or prior year quarters.

Global Investment Management assets under management grew 15% during the year to $17.3 billion at year-end.  During the year this business made over $5 billion of acquisitions throughout North America, Europe and Asia, and had $2.3 billion in sales.

Guidance

In 2006, as compared to 2005 performance, CB Richard Ellis expects to generate full year diluted earnings per share growth in the range of 15 to 20%, excluding one-time acquisition related and debt buy-back charges.

The Company’s fourth-quarter earnings conference call will be held on Thursday, February 2, 2006 at 10:30 a.m. EST.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 888-400-7916 (in the U.S.) and 703-925-2612 (outside the U.S.).  A replay of the call will be available beginning at 2:00 p.m. EST on February 2, 2006 and ending at 11:59 a.m. EST on February 12, 2006. To access the replay, the dial-in number is 800-475-6701 (in the U.S.) and 320-365-3844 (outside the U.S.)   The access code for the replay is 816792.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2005 revenue). With approximately 14,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices).  The Company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Founded in 1906, CB Richard Ellis marks a century of excellence in real estate services this year.  Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2006; future operations; future financial performance; and our ability to expand our client base and increase market share.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset incentive compensation expense related thereto; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions; our ability to leverage our platform to sustain revenue growth; our ability to retain and incentivize producers; and our ability to complete acquisitions on favorable terms and successfully manage related integration efforts.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Business-Factors Affecting our Future Performance”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as applicable, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(2) The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, operating income and net income, each as determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenue	$956,014	$798,189	$2,910,641	$2,365,096

Costs and expenses:
Cost of services	482,407	406,221	1,470,087	1,203,765
Operating, administrative and other	301,975	266,876	1,022,632	909,892
Depreciation and amortization	12,663	14,856	45,516	54,857
Merger-related charges	—	—	—	25,574

Operating income	158,969	110,236	372,406	171,008
Equity income from unconsolidated subsidiaries	14,984	9,884	38,425	20,977
Minority interest expense	370	529	2,163	1,502
Interest income	3,351	2,827	9,267	6,926
Interest expense	13,515	14,146	54,327	68,080
Loss on extinguishment of debt	—	—	7,386	21,075

Income before provision for income taxes	163,419	108,272	356,222	108,254
Provision for income taxes	68,007	41,839	138,881	43,529

Net income	$95,412	$66,433	$217,341	$64,725

Basic income per share	$1.28	$0.91	$2.94	$0.95

Weighted average shares outstanding for basic income per share	74,710,557	73,044,481	74,043,022	67,775,406

Diluted income per share	$1.24	$0.88	$2.84	$0.91

Weighted average shares outstanding for diluted income per share	77,181,108	75,814,979	76,618,352	71,345,073

EBITDA	$186,246	$134,447	$454,184	$245,340

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Americas
Revenue	$623,990	$541,089	$2,011,647	$1,660,307
Costs and expenses:
Cost of services	359,074	310,602	1,117,019	924,856
Operating, administrative and other	180,865	160,907	621,009	569,195
Depreciation and amortization	8,311	11,525	30,782	37,514
Merger-related charges	—	—	—	22,038
Operating income	$75,740	$58,055	$242,837	$106,704
EBITDA	$88,543	$73,554	$286,887	$154,506

EMEA
Revenue	$219,258	$166,844	$594,081	$459,741
Costs and expenses:
Cost of services	96,710	73,257	265,914	206,258
Operating, administrative and other	62,513	59,477	223,365	207,326
Depreciation and amortization	3,111	2,170	10,468	12,050
Merger-related charges	—	—	—	3,205
Operating income	$56,924	$31,940	$94,334	$30,902
EBITDA	$60,354	$34,129	$104,493	$42,433

Asia Pacific
Revenue	$56,354	$50,422	$177,603	$151,034
Costs and expenses:
Cost of services	26,623	22,362	87,154	72,651
Operating, administrative and other	19,065	18,208	64,173	57,354
Depreciation and amortization	710	621	2,430	2,476
Operating income	$9,956	$9,231	$23,846	$18,553
EBITDA	$11,159	$9,995	$27,285	$21,584

Global Investment Management
Revenue	$56,412	$39,834	$127,310	$94,014
Costs and expenses:
Operating, administrative and other	39,532	28,284	114,085	76,017
Depreciation and amortization	531	540	1,836	2,817
Merger-related charges	—	—	—	331
Operating income	$16,349	$11,010	$11,389	$14,849
EBITDA	$26,190	$16,769	$35,519	$26,817

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income, as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income	$95,412	$66,433	$217,341	$64,725
Amortization expense related to net revenue backlog acquired in the Insignia acquisition, net of tax	—	1,570	—	8,156
Merger-related charges related to the Insignia acquisition, net of tax	—	(444)	—	15,994
Integration costs related to the Insignia acquisition, net of tax	752	1,410	4,435	8,968
One-time compensation expense related to the initial public offering, net of tax	—	(260)	—	9,381
Loss on extinguishment of debt, net of tax	224	(296)	4,626	10,673
Tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act of 2004	3,537	—	3,537	—
Net income, as adjusted	$99,925	$68,413	$229,939	$117,897

Diluted income per share, as adjusted	$1.29	$0.90	$3.00	$1.65

Weighted average shares outstanding for diluted income per share, as adjusted	77,181,108	75,814,979	76,618,352	71,345,073

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net income	$95,412	$66,433	$217,341	$64,725
Add:
Depreciation and amortization	12,663	14,856	45,516	54,857
Interest expense	13,515	14,146	54,327	68,080
Loss on extinguishment of debt	—	—	7,386	21,075
Provision for income taxes	68,007	41,839	138,881	43,529
Less:
Interest income	3,351	2,827	9,267	6,926

EBITDA	$186,246	$134,447	$454,184	$245,340

Operating income, as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Americas

Operating income	$75,740	$58,055	$242,837	$106,704
Amortization expense relating to net revenue backlog acquired in the Insignia acquisition	—	2,794	—	9,717
Merger-related charges related to the Insignia acquisition	—	—	—	22,038
Integration costs related to the Insignia acquisition	900	2,063	5,651	11,638
One-time compensation expense related to the initial public offering	—	—	—	15,000

Operating income, as adjusted	$76,640	$62,912	$248,488	$165,097

EMEA

Operating income	$56,924	$31,940	$94,334	$30,902
Amortization expense related to net revenue backlog acquired in the Insignia acquisition	—	—	—	3,324
Merger-related charges related to the Insignia acquisition	—	—	—	3,205
Integration costs related to the Insignia acquisition	—	518	1,432	2,701

Operating income, as adjusted	$56,924	$32,458	$95,766	$40,132

Asia Pacific

The Asia Pacific segment did not incur any one-time costs associated with the Insignia acquisition or the initial public offering in the current or prior year periods.

Global Investment Management

Operating income	$16,349	$11,010	$11,389	$14,849
Merger-related charges related to the Insignia acquisition	—	—	—	331

Operating income, as adjusted	$16,349	$11,010	$11,389	$15,180

The Company does not allocate net interest expense, loss on extinguishment of debt or provision for income taxes among its segments.  Accordingly, EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Americas
Operating income	$75,740	$58,055	$242,837	$106,704
Adjustments:
Depreciation and amortization	8,311	11,525	30,782	37,514
Equity income from unconsolidated subsidiaries	4,670	4,093	14,096	10,709
Minority interest expense	(178)	(119)	(828)	(421)

EBITDA	$88,543	$73,554	$286,887	$154,506

EMEA
Operating income	$56,924	$31,940	$94,334	$30,902
Adjustments:
Depreciation and amortization	3,111	2,170	10,468	12,050
Equity income from unconsolidated subsidiaries	282	83	282	83
Minority interest income (expense)	37	(64)	(591)	(602)

EBITDA	$60,354	$34,129	$104,493	$42,433

Asia Pacific
Operating income	$9,956	$9,231	$23,846	$18,553
Adjustments:
Depreciation and amortization	710	621	2,430	2,476
Equity income from unconsolidated subsidiaries	362	208	1,187	936
Minority interest income (expense)	131	(65)	(178)	(381)

EBITDA	$11,159	$9,995	$27,285	$21,584

Global Investment Management
Operating income	$16,349	$11,010	$11,389	$14,849
Adjustments:
Depreciation and amortization	531	540	1,836	2,817
Equity income from unconsolidated subsidiaries	9,670	5,500	22,860	9,249
Minority interest expense	(360)	(281)	(566)	(98)

EBITDA	$26,190	$16,769	$35,519	$26,817

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2005	December 31, 2004

Assets:
Cash and cash equivalents	$449,289	$256,896
Restricted cash	5,179	9,213
Receivables, net	483,175	394,062
Warehouse receivable (1)	255,963	138,233
Property and equipment, net	137,655	137,703
Goodwill and other intangibles, net	989,719	935,161
Deferred compensation assets	144,597	102,578
Other assets, net	350,095	297,790

Total assets	$2,815,672	$2,271,636

Liabilities:
Current liabilities, excluding debt	$873,598	$637,165
Warehouse line of credit (1)	255,963	138,233
Senior secured term loan tranche B	265,250	277,050
11¼% senior subordinated notes	163,021	205,032
9¾% senior notes	130,000	130,000
Other debt	18,987	22,492
Deferred compensation liability	172,871	160,281
Other long-term liabilities	135,473	135,510

Total liabilities	2,015,163	1,705,763

Minority interest	6,824	5,925

Stockholders’ equity	793,685	559,948

Total liabilities and stockholders’ equity	$2,815,672	$2,271,636

(1) Represents Freddie MAC loan receivables, which are offset by the related non-recourse warehouse line of credit facility.